.
FOR IMMEDIATE RELEASE

Lincoln Financial Group Reports 2024 Second Quarter Results
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Radnor, PA, August 1, 2024: Lincoln Financial Group (NYSE: LNC) today reported financial results for the second quarter ended June 30, 2024.
•Net income available to common stockholders was $884 million, or $5.11 per diluted share.
•Adjusted operating income available to common stockholders was $319 million, or $1.84 per diluted share.
•The primary differences between net income and adjusted operating income resulted from the following factors:
◦$436 million of the net income, or $2.52 per diluted share, was related to a gain from the sale of Lincoln's wealth management business
◦$198 million of the net income, or $1.15 per diluted share, was primarily due to changes in market risk benefits driven by the increase in interest rates and equity markets, a non-economic impact.
•Lincoln's estimated RBC ratio was above 420% at quarter-end.

"Our second quarter results were solid and exceeded our expectations as we continued to execute on our strategic priorities," said Ellen Cooper, Chairman, President and CEO of Lincoln Financial Group. “Our businesses’ results reflect steady progress as part of their strategic realignment. Group Protection delivered results in line with its record prior-year quarter. Annuities earnings grew by 10% while producing strong sales growth. Retirement Plan Services earnings improved sequentially, and our Life business sales are stabilizing."

“We also accomplished our goal of growing capital to an estimated RBC ratio above 420%, a significant milestone, and made further progress on optimizing our operating model, which included establishing our Bermuda reinsurance subsidiary. The second quarter’s performance reflected continued momentum on our multi-year journey to transform our company and deliver increasing shareholder value.”

Business Highlights

Our businesses delivered solid performance on an underlying basis as they continue to execute on their respective strategic initiatives.

•Group Protection delivered operating income of $130 million, growing 19% year over year. Earnings included the impact of a $23 million experience refund historically realized in the third quarter.
Adjusting for the timing of this refund, operating income was $107 million, in line with its record prior-year quarter while expanding its margin to 8.2%. Premiums increased 3% year over year, reflecting pricing discipline on our renewals combined with persistency in line with our expectations.
•Annuities reported $297 million in operating income, up 10% year over year, reflecting account balance growth, spread expansion, and expense discipline. Spread margin improvement continued on fixed annuities and our registered index-linked annuities (RILA). Total sales were $3.8 billion driven by strong sequential growth in all product categories. Ending account balances, net of reinsurance, increased 5% compared to the prior-year quarter.

•Life Insurance reported an operating loss of $(35) million, compared to operating income of $33 million in the prior-year quarter, driven by lower alternative investment income and the $(28) million impact from the Fortitude Re reinsurance transaction. Excluding the $(39) million impact of below-target alternative investment income in the quarter, Life operating income was $4 million, in line with expectations. While total sales declined 15% year over year, they grew 15% sequentially as we continue our strategic realignment of this business.

•Retirement Plan Services delivered operating income of $40 million, down 15% year over year, driven by lower spread income, partially offset by higher fee income. Sequentially, operating income grew 11%, driven by higher account balances and lower net G&A expenses. Ending account balances were $108 billion, 12% higher compared to the second quarter of 2023. Total deposits increased 13% compared to the second quarter of 2023, driven by sales momentum in the small market segment and 18% growth in recurring deposits.

Earnings Summary

	As of or For the Three Months Ended		As of or For the Six Months Ended
	6/30/23	6/30/24	6/30/23	6/30/24
Net income (loss)	$511	$895	$(370)	$2,116
Net income (loss) available to common stockholders	502	884	(408)	2,073
Net income (loss) per diluted share available to common stockholders[1]	$2.94	$5.11	$(2.41)	$12.03
Adjusted income (loss) from operations	354	330	642	436
Adjusted income (loss) from operations available to
common stockholders	343	319	604	390
Adjusted income (loss) from operations per diluted share available to common stockholders[1]	$2.02	$1.84	$3.54	$2.27
1In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.

Condensed Reconciliation of Net Income to Adjusted Income from Operations1

	For the Three Months Ended		For the Six Months Ended
	6/30/23	6/30/24	6/30/23	6/30/24
Net income (loss) available to common stockholders — diluted	$502	$884	$(408)	$2,073
Less:
Preferred stock dividends declared	(11)	(11)	(36)	(46)
Adjusted for deferred units of LNC stock in our deferred compensation plans	2	—	(2)	3
Net income (loss)	511	895	(370)	2,116
Less:
Non-economic market risk benefit impacts, related to net annuity products, after-tax	822	198	(195)	1,337
Net life insurance product features, after-tax	(123)	3	(218)	(102)
Change in fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans, after-tax	(4)	158	3	312
Investment gains (losses), after-tax	(528)	(181)	(574)	(246)
Gains (losses) on other non-financial assets – sale of subsidiaries/businesses, after-tax [2]	—	436	—	436
Other	(10)	(49)	(28)	(57)
Adjusted income (loss) from operations	$354	$330	$642	$436
Adjusted income (loss) from operations available to common stockholders	$343	$319	$604	$390
1 Refer to the full reconciliation of Net Income to Adjusted Income from Operations at the back of this press release.
2 Relates to the sale of our wealth management business, which provided approximately $650 million of statutory capital benefit.

•The 2024 second quarter included a $436 million gain, after tax, related to the sale of Lincoln’s wealth management business.
•Year-to-date June 2024 included a $1.3 billion net gain, after tax, primarily due to changes in market risk benefits driven by the increase in interest rates and equity markets, a non-economic impact.

Variable Investment Income

Alternative Investment Income, after-tax[1]	For the Three Months Ended					For the Six Months Ended
	6/30/23	9/30/23	12/31/23	3/31/24	6/30/24	6/30/23	6/30/24
Annuities	$5	$3	$3	$2	$1	$7	$3
Life Insurance	53	34	39	58	26	90	84
Group Protection	2	2	2	1	1	4	2
Retirement Plan Services	3	2	2	1	—	4	1
Other Operations	—	—	—	—	—	—	—
Consolidated	$63	$41	$46	$62	$28	$105	$90
1 Excludes alternative investment income on investments supporting our modified coinsurance and coinsurance with funds withheld agreements as we have limited economic interest in those investments.

Prepayment Income, after-tax	For the Three Months Ended
(in millions)	6/30/23	9/30/23	12/31/23	3/31/24	6/30/24
Annuities	$—	$1	$1	$1	$—
Life Insurance	1	—	2	—	2
Group Protection	—	—	—	—	—
Retirement Plan Services	1	—	—	1	—
Other Operations	—	—	—	—	—
Consolidated	$2	$1	$3	$2	$2

Items Impacting Segment Results

	For the Three Months Ended June 30, 2024
(in millions)	Annuities	Life Insurance	Group Protection	Retirement Plan Services	Other Operations
After-tax segment impacts:
Alternative investment income compared to return target[1]	$(1)	$(39)	$(1)	—	—
Prepayment income[2]	—	2	—	—	—
Annual assumption review	—	—	—	—	—
Legal accruals	—	—	—	—	—
Tax items	—	—	—	—	—
Other	—	—	23	—	—
Total impact	$(1)	$(37)	$22	$—	$—
1 Alternative investment income comparison to return target assumes a 10% annual return on the alternative investment portfolio.
2 Prepayment income is actual income reported in the quarter.

•"Other" includes a $23 million experience refund historically realized in the third quarter.

Capital and Liquidity

	For the Three Months Ended
	6/30/23	9/30/23	12/31/23	3/31/24	6/30/24
Holding company available liquidity[1]	$457	$455	$458	$466	$463
RBC ratio[2]	~380%	375-385%	407%	400-410%	>420%
Book value per share (BVPS), including AOCI	$28.49	$13.04	$34.81	$38.46	$40.78
Book value per share, excluding AOCI[3]	$58.58	$63.03	$55.30	$61.63	$66.37
Adjusted book value per share[3,4]	$64.37	$63.53	$64.97	$65.01	$68.51
1 Holding company available liquidity presented for the quarter ended 6/30/2023 does not include the $500 million prefunding used to repay $500 million of debt that matured at 9/30/2023, and for the quarters ended 3/31/2024 and 6/30/2024 does not include the $300 million prefunding of a 2025 maturity.
2 The RBC ratio is calculated as of December 31 annually, but is reported in the March statutory reporting, and as such, the quarterly ratios presented for 6/30/2023, 9/30/2023, 3/31/2024 and 6/30/2024 are considered estimates based on information known at the time of reporting.
3 Refer to the reconciliation to book value per share, including AOCI, at the back of this release.
4 This measure has been updated, effective beginning with the fourth quarter of 2023, to exclude reinsurance-related embedded derivatives and the underlying portfolio gains (losses), given the size of the impact of the fourth quarter 2023 reinsurance transaction. Such amounts in the prior periods presented, and the impact of this change to such prior periods, was not meaningful.

Annuities

	As of or For the Three Months Ended						As of or For the Six Months Ended
	6/30/23	9/30/23	12/31/23 [1]	3/31/24	6/30/24	Change	6/30/23	6/30/24	Change
Total operating revenues	$1,190	$1,197	$(525)	$1,269	$1,209	1.6%	$2,331	$2,477	6.3%
Total operating expenses	880	915	(846)	952	858	(2.5)%	1,721	1,808	5.1%
Income (loss) from operations before taxes	310	282	321	317	351	13.2%	610	669	9.7%
Federal income tax expense (benefit)	39	34	42	58	54	38.5%	65	113	73.8%
Income (loss) from operations	$271	$248	$279	$259	$297	9.6%	$545	$556	2.0%

Total sales	$2,582	$2,728	$4,365	$2,847	$3,817	47.8%	$5,747	$6,663	15.9%
Net flows	$(1,108)	$(874)	$285	$(1,993)	$(954)	13.9%	$(1,439)	$(2,946)	NM
Average account balances, net of reinsurance	$148,260	$151,312	$147,419	$155,291	$158,370	6.8%	$147,314	$156,531	6.3%
Return on average account balances (bps)[2]	73	66	76	67	75		74	71
1 Day one impacts related to the reinsurance transaction with Fortitude Re caused line-item volatility in the fourth quarter 2023.
2 Reported ROA including the impact of the following significant items: 3Q’23: $(12)M assumption review; 4Q’23: $14M model refinement; and 1Q’24: $(19)M balance sheet true-up in preparation for the close of the sale of the wealth management business and $(12)M of tax-related items.

•Income from operations was $297 million for the second quarter, up 10% over the prior year. The year-over-year increase was driven by higher fee income and lower operating expenses.
•Total sales were $3.8 billion driven by strong sequential growth in all product categories.
•Net outflows were approximately $950 million in the quarter, compared to net outflows of $1.1 billion in the prior-year quarter, driven by higher sales volume in the quarter.
•Average account balances, net of reinsurance, for the quarter were $158 billion, up 7%, compared to $148 billion in the prior-year quarter, primarily driven by growth in variable annuities and RILA. RILA represented 20% of total annuity end-of-quarter account balances, net of reinsurance, an increase of 4 percentage points compared to the prior-year quarter.

Life Insurance

	As for or For the Three Months Ended						As of or For the Six Months Ended
	6/30/23	9/30/23	12/31/23	3/31/24	6/30/24	Change	6/30/23	6/30/24	Change

Total operating revenues	$1,760	$1,723	$1,667	$1,541	$1,511	(14.1)%	$3,517	$3,052	(13.2)%
Total operating expenses	1,725	1,952	1,681	1,591	1,562	(9.4)%	3,505	3,153	(10.0)%
Income (loss) from operations before taxes	35	(229)	(14)	(50)	(51)	NM	12	(101)	NM
Federal income tax expense (benefit)	2	(56)	(8)	(15)	(16)	NM	(8)	(31)	NM
Income (loss) from operations	$33	$(173)	$(6)	$(35)	$(35)	NM	$20	$(70)	NM

Average account balances, net of reinsurance	$50,049	$50,130	$45,608	$42,280	$43,230	(13.6)%	$49,575	$42,755	(13.8)%
Total sales	$123	$144	$144	$91	$105	(14.6)%	$253	$197	(22.1)%

•Loss from operations was $(35) million for the quarter, compared to operating income of $33 million in the prior-year quarter, driven by below-target alternative investment income and reflecting a lower run rate from the close of the Fortitude Re transaction.
•While total sales declined 15% year over year, they grew 15% sequentially as we continue our strategic realignment of this business.
•Average account balances, net of reinsurance, were $43 billion, down 14% compared to the prior-year quarter, driven by the impact of the Fortitude Re transaction.

Group Protection

	As of or For the Three Months Ended						As of or For the Six Months Ended
	6/30/23	9/30/23	12/31/23	3/31/24	6/30/24	Change	6/30/23	6/30/24	Change
Total operating revenues	$1,400	$1,388	$1,387	$1,425	$1,441	2.9%	$2,788	$2,867	2.8%
Total operating expenses	1,262	1,302	1,322	1,324	1,276	1.1%	2,561	2,601	1.6%
Income (loss) from operations before taxes	138	86	65	101	165	19.6%	227	266	17.2%
Federal income tax expense (benefit)	29	18	13	21	35	20.7%	47	56	19.1%
Income (loss) from operations	$109	$68	$52	$80	$130	19.3%	$180	$210	16.7%

Insurance premiums	$1,263	$1,251	$1,250	$1,285	$1,298	2.8%	$2,514	$2,583	2.7%
Total sales	$96	$71	$398	$144	$161	67.7%	$224	$306	36.6%
Total loss ratio	71.3%	75.2%	76.6%	75.0%	70.1%		73.1%	72.5%
Operating margin[1]	8.6%	5.4%	4.1%	6.2%	10.0%		7.2%	8.1%

1 Operating margin is calculated by dividing income (loss) from operations by insurance premiums.

•Income from operations was $130 million in the quarter. Earnings included the impact of a $23 million experience refund historically realized in the third quarter. Adjusting for the timing of this refund, operating income was $107 million, compared to $109 million in the prior-year quarter.
•Excluding the impact of the experience refund, Group Protection's operating margin was 8.2%, slightly lower than the 8.6% reported in the second quarter of 2023.
•The total loss ratio was 70.1% in the quarter, 120 basis points lower than the prior-year quarter.
•Insurance premiums were $1.3 billion in the quarter, up 3% compared to the prior-year quarter.

Retirement Plan Services

	As of or For the Three Months Ended						As of or For the Six Months Ended
	6/30/23	9/30/23	12/31/23	3/31/24	6/30/24	Change	6/30/23	6/30/24	Change
Total operating revenues	$334	$327	$322	$322	$327	(2.1)%	$661	$649	(1.8)%
Total operating expenses	279	277	278	281	281	0.7%	555	561	1.1%
Income (loss) from operations before taxes	55	50	44	41	46	(16.4)%	106	88	(17.0)%
Federal income tax expense (benefit)	8	7	6	5	6	(25.0)%	16	12	(25.0)%
Income (loss) from operations	$47	$43	$38	$36	$40	(14.9)%	$90	$76	(15.6)%

Deposits	$2,897	$2,700	$2,972	$3,802	$3,282	13.3%	$6,106	$7,085	16.0%
Net flows	$201	$(272)	$(332)	$391	$(197)	NM	$736	$194	(73.6)%
Average account balances	$94,099	$96,473	$96,045	$103,240	$106,374	13.0%	$92,752	$104,518	12.7%
Return on average account balances (bps)	20	18	16	14	15		19	15

•Income from operations was $40 million in the quarter, a 15% decline compared to the prior-year quarter, primarily driven by lower spread income. Sequentially, income from operations was up 11%, driven by higher account balances and lower net G&A expenses.
•Total deposits for the quarter were $3.3 billion, an increase of 13% over the prior-year quarter driven by strong recurring deposit growth of 18%.
•Net outflows totaled $(197) million for the quarter as participant withdrawals more than offset growth in deposits.
•Average account balances for the quarter were $106 billion, increasing 13% from the prior-year quarter.

Other Operations

	As of or For the Three Months Ended						As of or For the Six Months Ended
	6/30/23	9/30/23	12/31/23[1]	3/31/24	6/30/24	Change	6/30/23	6/30/24	Change
Total operating revenues	$46	$38	$(884)	$27	$39	(15.2)%	$90	$66	(26.7)%
Total operating expenses	181	180	(744)	321	168	(7.2)%	332	490	47.6%
Income (loss) from operations before taxes	(135)	(142)	(140)	(294)	(129)	4.4%	(242)	(424)	(75.2)%
Federal income tax expense (benefit)	(29)	(29)	(35)	(59)	(27)	6.9%	(49)	(88)	(79.6)%
Income (loss) from operations[2]	$(106)	$(113)	$(105)	$(235)	$(102)	3.8%	$(193)	$(336)	(74.1)%
1 Day one impacts related to the reinsurance transaction with Fortitude Re caused line-item volatility in the fourth quarter 2023.
2 Income (loss) from operations does not include preferred dividends.

Unrealized Gains and Losses

The Company reported a net unrealized loss of $10.5 billion (pre-tax) on its available-for-sale securities as of June 30, 2024. This compared to a net unrealized loss of $10.4 billion (pre-tax) as of June 30, 2023, with the year-over-year increase primarily due to higher treasury rates.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share to net income (loss), net income (loss) available to common stockholders, and book value per share, including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s second quarter 2024 statistical supplement and second quarter 2024 earnings supplement, which are available in the investor relations section of its website http://www.lincolnfinancial.com/investor.

Conference Call Information
Lincoln Financial Group will discuss the company’s second-quarter 2024 results with the investment community in a conference call beginning at 8:00 a.m. Eastern Time on Thursday, August 1, 2024.

The conference call will be broadcast live through the company’s website at www.lincolnfinancial.com/webcast. Please log on to the webcast at least 15 minutes prior to the start of the conference call to download and install any necessary streaming media software. A replay of the call will be available by 10:30 a.m. Eastern Time on August 1, 2024, at www.lincolnfinancial.com/webcast.

About Lincoln Financial Group
Lincoln Financial Group helps people to plan, protect and retire with confidence. As of December 31, 2023, approximately 17 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection, and retirement plan services. As of June 30, 2024, the company had $311 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, Pa., Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

Contacts:
	Tina Madon	Sarah Boxler
	445-280-0488	215-495-8439
	Investor Relations	Media Relations
	Tina.Madon@LFG.com	Sarah.Boxler@LFG.com

Non-GAAP Measures
Management believes that adjusted income (loss) from operations (or adjusted operating income), adjusted income (loss) from operations available to common stockholders, and adjusted income (loss) from operations per diluted share available to common stockholders better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business as the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value, excluding accumulated other comprehensive income (“AOCI”), and adjusted book value per share enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in interest rates. Adjusted book value per share is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Supplements for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: http://www.lincolnfinancial.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share, as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), net income (loss) available to common stockholders, and book value per share, including AOCI, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the after-tax effects of the following items, as applicable:
•Items related to annuity product features, which include changes in MRBs, including gains and losses and benefit payments (“MRB-related impacts”), changes in the fair value of the derivative instruments we hold to hedge GLB and GDB riders, net of fee income allocated to support the cost of hedging them, and changes in the fair value of the embedded derivative liabilities of our indexed annuity contracts and the associated index options we hold to hedge them, including collateral expense associated with the hedge program (collectively, “net annuity product features”);
•Items related to life insurance product features, which include changes in the fair value of derivatives we hold as part of VUL hedging, changes in reserves resulting from benefit ratio unlocking associated with the impact of capital markets, and changes in the fair value of the embedded derivative liabilities of our IUL contracts and the associated index options we hold to hedge them (collectively, “net life insurance product features”);
•Credit loss-related adjustments on fixed maturity AFS securities, mortgage loans on real estate and reinsurance-related assets (“credit loss-related adjustments”);
•Changes in the fair value of equity securities, certain derivatives, certain other investments and realized gains (losses) on sales, disposals and impairments of financial assets (collectively, “investment gains (losses)”);
•Changes in the fair value of reinsurance-related embedded derivatives, trading securities and mortgage loans on real estate electing the fair value option (“changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans”);
•Income (loss) from the initial adoption of new accounting standards, regulations and policy changes;
•Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•Transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business;
•Gains (losses) on modification or early extinguishment of debt;
•Losses from the impairment of intangible assets and gains (losses) on other non-financial assets; and
•Income (loss) from discontinued operations.

Adjusted Income (Loss) from Operations Available to Common Stockholders

Adjusted income (loss) from operations available to common stockholders is defined as after-tax adjusted income (loss) from operations less preferred stock dividends and the adjustment for deferred units of LNC stock in our deferred compensation plans.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI, is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI and preferred stock, by (b) common shares outstanding.
•We provide book value per share, excluding AOCI, to enable investors to analyze the amount of our net worth that is attributable primarily to our business operations.
•Management believes book value per share, excluding AOCI, is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in interest rates.
•Book value per share is the most directly comparable GAAP measure.

Adjusted Book Value Per Share

Adjusted book value per share is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI, preferred stock, MRB-related impacts, GLB and GLB hedge instrument gains (losses), and the difference between amounts recognized in net income (loss) on reinsurance-related embedded derivatives and the underlying asset portfolios (“reinsurance-related embedded derivatives and portfolio gains (losses)”) by (b) common shares outstanding.
•We provide adjusted book value per share to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•Management believes adjusted book value per share is useful to investors because it eliminates the effect of market movements that are unpredictable that can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.
•Book value per share is the most directly comparable GAAP measure.

Other Definitions

Holding Company Available Liquidity

Holding company available liquidity consists of cash and invested cash, excluding cash held as collateral, and certain short-term investments that can be readily converted into cash, net of commercial paper outstanding.

Notable Items

Notable items are items which, in management’s view, do not reflect the company’s normal, ongoing operations. We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Sales

Sales as reported consist of the following:
•Annuities and Retirement Plan Services – deposits from new and existing customers;
•Universal life insurance (“UL”), indexed universal life insurance (“IUL”), variable universal life insurance (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•MoneyGuard® linked-benefit products – MoneyGuard® (UL), 15% of total expected premium deposits, and MoneyGuard Market AdvantageSM (VUL), 150% of commissionable premiums;
•Executive Benefits – insurance and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received, and single premium bank-owned UL and VUL, 15% of single premium deposits;
•Term – 100% of annualized first-year premiums; and
•Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation
Reconciliation of Net Income to Adjusted Income from Operations and
Stockholders' Equity, Average to Adjusted Average Stockholders' Equity

	For the		For the
(in millions, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Net Income (Loss) Available to Common
Stockholders – Diluted	$884	$502	$2,073	$(408)
Less:
Preferred stock dividends declared	(11)	(11)	(46)	(36)
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	—	2	3	(2)
Net Income (Loss)	895	511	2,116	(370)
Less:
Net annuity product features, after-tax	198	822	1,337	(195)
Net life insurance product features, after-tax	3	(123)	(102)	(218)
Credit loss-related adjustments, after-tax	(28)	(3)	(28)	(21)
Investment gains (losses), after-tax (2)	(181)	(528)	(246)	(574)
Changes in the fair value of reinsurance-related
embedded derivatives, trading securities and certain
mortgage loans, after-tax (3)	158	(4)	312	3
Transaction and integration costs related to mergers,
acquisitions and divestitures, after-tax (4)	(21)	(7)	(29)	(7)
Gains (losses) on other non-financial assets – sale of
subsidiaries/businesses, after-tax (5)	436	—	436	—
Total adjustments	565	157	1,680	(1,012)
Adjusted Income (Loss) from Operations	$330	$354	$436	$642
Add:
Preferred stock dividends declared	(11)	(11)	(46)	(36)
Adjustment for deferred units of LNC stock
in our deferred compensation plans	—	—	—	(2)
Adjusted Income (Loss) from Operations Available to Common Stockholders	$319	$343	$390	$604

Earnings (Loss) Per Common Share – Diluted (6)
Net income (loss)	$5.11	$2.94	$12.03	$(2.41)
Adjusted income (loss) from operations	1.84	2.02	2.27	3.54

Stockholders’ Equity, Average
Stockholders' equity	$7,747	$6,276	$7,483	$6,096
Less:
Preferred stock	986	986	986	986
AOCI	(4,160)	(4,429)	(3,937)	(4,741)
Stockholders’ equity, excluding AOCI and preferred stock	10,921	9,719	10,434	9,851
MRB-related impacts	2,624	(366)	2,227	(636)
GLB and GDB hedge instruments gains (losses)	(2,723)	(973)	(2,551)	(621)
Reinsurance-related embedded derivatives and portfolio gains (losses)(7)	(372)	NM	(465)	NM
Adjusted average stockholders' equity(7)	$11,392	$11,058	$11,223	$11,108

(1)     We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.
(2)    The three and six months ended June 30, 2023, include impairments of certain fixed maturity AFS securities in an unrealized loss position, resulting from the Company’s intent to sell these securities as part of the fourth quarter 2023 reinsurance transaction.
(3)     Includes primarily changes in the fair value of the embedded derivative related to the fourth quarter 2023 reinsurance transaction.
(4)    Includes costs pertaining to the sale of our wealth management business and the fourth quarter 2023 reinsurance transaction.
(5)    Relates to the sale of our wealth management business, which provided approximately $650 million of statutory capital benefit.
(6)    In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.
(7) This measure has been updated, effective beginning with the fourth quarter of 2023, to exclude reinsurance-related embedded derivatives and the underlying portfolio gains (losses), given the size of the impact of the fourth quarter 2023 reinsurance transaction. Such amounts in the prior periods presented, and the impact of this change to such prior periods, was not meaningful.

Lincoln National Corporation
Reconciliation of Book Value per Share

	As of the Three Months Ended
	6/30/23	9/30/23	12/31/23	3/31/24	6/30/24
Book Value Per Common Share
Book value per share	$28.49	$13.04	$34.81	$38.46	$40.78
Less:
AOCI	(30.09)	(49.99)	(20.49)	(23.17)	(25.59)
Book value per share, excluding AOCI	58.58	63.03	55.30	61.63	66.37
Less:
MRB-related gains (losses)	2.51	9.11	6.38	15.10	15.66
GLB and GDB hedge instruments gains (losses)	(8.30)	(9.61)	(12.29)	(15.69)	(16.22)
Reinsurance-related embedded derivatives and portfolio gains (losses)[1]	NM	NM	(3.76)	(2.79)	(1.58)
Adjusted book value per share[1]	$64.37	$63.53	$64.97	$65.01	$68.51
1 This measure has been updated, effective beginning with the fourth quarter of 2023, to exclude reinsurance-related embedded derivatives and the underlying portfolio gains (losses), given the size of the impact of the fourth quarter 2023 reinsurance transaction. Such amounts in the prior periods presented, and the impact of this change to such prior periods, was not meaningful (NM).

Lincoln National Corporation
Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	June 30,
	2024	2023

Revenues	$5,153	$2,929

Net Income (Loss)	$895	$511
Preferred stock dividends declared	(11)	(11)
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	—	2
Net Income (Loss) Available to Common
Stockholders – Diluted	$884	$502

Earnings (Loss) Per Common Share – Basic	$5.18	$2.95
Earnings (Loss) Per Common Share – Diluted	$5.11	$2.94

Average Shares – Basic	170,620,161	169,581,636
Average Shares – Diluted	172,892,566	170,497,507

	For the
	Six Months Ended
	June 30,
	2024	2023

Revenues	$9,269	$6,743

Net Income (Loss)	$2,116	$(370)
Preferred stock dividends declared	(46)	(36)
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	3	(2)
Net Income (Loss) Available to Common
Stockholders – Diluted	$2,073	$(408)

Earnings (Loss) Per Common Share – Basic	$12.16	$(2.40)
Earnings (Loss) Per Common Share – Diluted (2)	$12.03	$(2.41)

Average Shares – Basic	170,335,077	169,470,359
Average Shares – Diluted	172,363,656	170,491,952

(1)    We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.
(2)     In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•Weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;
•The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees;
•Changes in tax law or the interpretation of or application of existing tax laws that could impact our tax costs and the products that we sell;
•The impact of regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations that could adversely affect our distribution model and sales of our products and result in additional disclosure and other requirements related to the sale and delivery of our products;
•The impact of new and emerging rules, laws and regulations relating to privacy, cybersecurity and artificial intelligence that may lead to increased compliance costs, reputation risk and/or changes in business practices;
•Increasing scrutiny and evolving expectations and regulations regarding ESG matters that may adversely affect our reputation and our investment portfolio;
•Actions taken by reinsurers to raise rates on in-force business;
•Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;
•Rapidly increasing or sustained high interest rates that may negatively affect our profitability, value of our investment portfolio and capital position and may cause policyholders to surrender annuity and life insurance policies, thereby causing realized investment losses;
•The impact of the implementation of the provisions of the European Market Infrastructure Regulation relating to the regulation of derivatives transactions;
•The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefit riders, which are accounted for as market risk benefits, of our subsidiaries’ variable annuity products;
•Ineffectiveness of our risk management policies and procedures, including our various hedging strategies;
•A deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;
•Changes in accounting principles that may affect our consolidated financial statements;
•Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;
•Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;
•Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;
•Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches of our data security systems;
•The effect of acquisitions and divestitures, including the inability to realize the anticipated benefits of acquisitions and dispositions of businesses and potential operating difficulties and unforeseen liabilities relating thereto, as well as the effect of restructurings, product withdrawals and other unusual items;
•The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives;
•The adequacy and collectability of reinsurance that we have obtained;
•Pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely impact liabilities for policyholder claims, affect our businesses and increase the cost and availability of reinsurance;
•Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;
•The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk-Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.